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                                                           EXHIBIT (h)(5)

                              OMNIBUS FEE AGREEMENT

         THIS AGREEMENT is made as of this 1st day of August, 1999, by and between ASSET MANAGEMENT FUND, INC. (the "Company"), a Maryland corporation having its principal place of business at 230 West Monroe Street, Chicago, Illinois 60606 and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Company and BISYS have entered into an Administration Agreement dated as of August 1, 1999, a Fund Accounting Agreement dated as of August 1, 1999, and a Transfer Agency Agreement dated as of September 13, 1999, concerning the provision of administration, fund accounting and transfer agency services, respectively, for the investment portfolios of the Company (individually referred to herein as a "Fund" and collectively as the "Funds"); and

         WHEREAS, the parties desire to set forth the compensation payable to BISYS by the Company under the Administration Agreement, Fund Accounting Agreement and Transfer Agency Agreement (collectively the "Service Agreements") in a separate written document.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. The parties have agreed that a single integrated fee shall be paid by the Company as compensation to BISYS for such services performed under the Service Agreements. The aggregate amount of the compensation due and payable to BISYS for such services is set forth in Schedule A hereto. Such compensation shall be payable during the term of the Service Agreements. In addition to the foregoing, BISYS shall be reimbursed for certain out-of-pocket expenses, as more fully set forth in the Service Agreements.

          2. This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Ohio.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.


                                                  ASSET MANAGEMENT FUND, INC.

                                                  By:/s/ Ed Sammons, Jr.
                                                     ---------------------------

                                                  Title: President
                                                        ------------------------

                                                  BISYS FUND SERVICES OHIO, INC.

                                                  By:/s/ William J. Tomko
                                                     ---------------------------

                                                  Title: President
                                                        ------------------------









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                                   SCHEDULE A

                          TO THE OMNIBUS FEE AGREEMENT
                       DATED THIS 1ST DAY OF AUGUST, 1999
                                     BETWEEN
                           ASSET MANAGEMENT FUND, INC.
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


                                      FEES

         1. Asset-Based Fees. Subject to the annual minimum fee set forth below, the Company shall pay to BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties hereto shall agree, a fee computed daily at the annual rate of:

              Three one-hundredths of one percent (.03%) of each Fund's average daily net assets up to and including $1 billion;

              Two one-hundredths of one percent (.02%) of the next $1 billion of each Fund's average daily net assets; and

              One one-hundredth of one percent (.01%) of each Fund's average daily net assets over $2 billion.

         2. Annual Minimum Fee. The asset-based fees set forth above shall be subject to a minimum annual fee for the Company in the amount of $393,200.

         3. Blue-Sky Filing Fees. For the performance of blue-sky services, BISYS shall be paid the following additional fees per Fund:

              Base Fee

              $125 per month (for the first 18 states; and $300 per month for the remaining 32 states and U.S. territories).

              State Fee

              $100 per state per annum for the first 12 states;
              $80 per stateper annum for the next 12 states; and $60 per state per annum for the remaining states and territories.

         For those states where Funds are required to be combined and filed together in one form, only one state fee shall be charged. If a Fund adopts a multi-class structure, a state fee shall be charged per class for those states where a filing form must be submitted for each class.

                                      A-1

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         4.   Per Account Fees. BISYS shall also be entitled to receive a $15.00 per account per Fund annual processing fee. The per account fees will not begin to accrue until September 13, 1999.












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